Exhibit 10.3

NOVAN, INC.
2016 INCENTIVE AWARD PLAN
STOCK APPRECIATION RIGHT GRANT NOTICE
AND
STOCK APPRECIATION RIGHT AGREEMENT

Novan, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an award of stock appreciation rights over the number of shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”) or (“Shares”) set forth below (the “SARs”). Upon exercise, each SAR represents the right to receive an amount equal to the Fair Market Value of one share of the Company’s Common Stock on the date of exercise less the Exercise Price per Share set forth below. Payment of such amount shall be in cash, shares of Common Stock (based on their Fair Market Value as of the date the SAR is exercised) or a combination of both, as determined by the Administrator. The SARs are subject to the terms and conditions set forth in this SAR Grant Notice (this “Grant Notice”), the SAR Agreement attached hereto as Exhibit A (the “Agreement”), and the Plan, each of which is incorporated herein by reference. Furthermore, the grant of the SARs is conditioned upon Participant’s compliance with any Confidentiality and Assignment of Inventions Agreement and/or Noncompetition Agreement existing or entered into in connection herewith (the “Restrictive Covenants Agreement(s)”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	G. Kelly Martin
Grant Date:	August 16, 2018
Grant Number:	342
Exercise Price Per Share:	$3.80
Total Exercise Price:	$3,800,000
Total Number of Shares Subject to SARs:	1,000,000
Expiration Date:	February 1, 2020
Vesting Schedule:
The SARs shall vest in full as of February 1, 2020 and shall be deemed automatically exercised and settled as of that date provided Participant remains continuously employed with the Company through such date unless vesting is otherwise expressly accelerated pursuant to the Agreement.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Grant Notice, and the Restrictive Covenants Agreement(s). Participant has reviewed the Plan, the Agreement, the Grant Notice, and the Restrictive Covenants Agreement(s) in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement, the Plan, and the Restrictive Covenants Agreement(s). Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Agreement, or the Restrictive Covenants Agreement(s).

NOVAN, INC.		PARTICIPANT

By:	/s/ Jeff N. Hunter	By:	/s/ G. Kelly Martin
Print Name:	Jeff N. Hunter		G. Kelly Martin
Title:	Chief Business Officer		Chief Executive Officer

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EXHIBIT A
TO
STOCK APPRECIATION RIGHT GRANT NOTICE
STOCK APPRECIATION RIGHT AGREEMENT
Pursuant to the Stock Appreciation Right Grant Notice (the “Grant Notice”) to which this Stock Appreciation Right Agreement (this “Agreement”) is attached, Novan, Inc., a Delaware corporation (the “Company”) has granted to Participant Stock Appreciation Rights (“SARs”) under the Company’s 2016 Incentive Award Plan (as amended from time to time, the “Plan”) over the number of shares of Common Stock set forth in the Grant Notice.
Notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement to the contrary, the SARs granted herein are granted to Participant on a contingent basis and this grant shall be considered irrevocably forfeited and voided in full if the Company fails to obtain stockholder approval for an amendment to the Plan prior to the earliest date on which the SARs could vest and become exercisable to Participant providing for: (a) an increase in the number of shares reserved under the Plan to a level sufficient to permit the settlement of the SARs subject to this award in full, (b) removal or amendment of Award Limits as necessary to permit the settlement of the SARs subject to this award, and (c) such other amendments or changes to the Plan as may be necessary to permit this SAR grant to Participant under the Plan (such Plan amendments referred to collectively herein as the “Required Plan Amendments”).

ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall be defined as in Participant’s employment letter or agreement with the Company or a Subsidiary, as amended from time to time, or if Participant is not a party to such a letter or agreement or such letter or agreement does not contain such a definition, the terms shall be defined as follows:

(a)“Cause” shall mean (A) willful misconduct, gross negligence or an act of dishonesty of Participant with regard to the Company or any of its Affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such Affiliate; (B) the willful and continued failure of Participant to attempt to perform his or her duties with the Company or any of its Affiliates (other than any such failure resulting from Disability), which failure is not remedied within 30 days after receiving written notice thereof; (C) the conviction of Participant of (or the plea by Participant of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (D) a material breach by Participant of any material provision of any written service agreement, which breach is not remedied within 10 days after receiving written notice thereof.
(b)    “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months.
(c) “Good Reason” shall mean:
(i) a material diminution in Participant’s authority, duties or responsibilities; or
(ii) a material reduction in Participant’s annual base salary or target bonus, in case of either of the foregoing, which remains uncured after 30 days following the Company’s receipt of written notice from Participant that Participant believes in good faith that such condition constitutes Good Reason; provided that Participant shall provide such written notice within a period not to exceed 90 days following Participant’s knowledge of the initial existence of such condition or occurrence of such event. Notwithstanding the foregoing, a

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Termination of Service shall not be for Good Reason unless Participant resigns within six months after the occurrence of the applicable event.
1.2    Incorporation of Terms of Plan. The SARs are subject to the terms and conditions set forth in the Plan, each of which is incorporated herein by reference, as well as this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control except with respect to Section 4.5(a) of this Agreement which shall supersede the Plan.

ARTICLE II.
GRANT OF SARS
2.1     Grant of SARs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the SARs over the aggregate number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan, and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan.
2.2     Exercise Price. The exercise price per share of the shares of Common Stock covered by the SARs (the “Exercise Price”) shall be as set forth in the Grant Notice.
2.3     Consideration to the Company. In consideration of the grant of the SARs by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and the Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

ARTICLE III.
PERIOD OF EXERCISABILITY
3.1     Commencement of Exercisability; Accelerated Vesting and Deemed Exercise on Certain Events.
(a)    Subject to the Company having attained requisite stockholder approval for the amendments to the Plan necessary to eliminate the contingent nature of this SAR grant and Participant’s continuous employment in good standing with the Company as its Chief Executive Officer (CEO) through February 1, 2020, the SAR shall become vested and exercisable in full on February 1, 2020 (i.e., the SAR shall “cliff-vest” on February 1, 2020).
(b)    Notwithstanding the Grant Notice or the provisions of Section 3.1(a) and (d), if, following stockholder approval of the Required Plan Amendments, Participant’s employment or service with the Company is terminated due to either: (1) an involuntary Termination of Participant’s Service by the Company without Cause or (2) Participant’s Termination of Service due to Good Reason, in either case, within three (3) months prior to, or twelve (12) months following, a Change in Control, this SAR shall become vested and exercisable in full and shall be deemed to be automatically exercised to the extent of any value on the later of: (1) consummation of the Change in Control or (2) the date of Participant’s Termination of Service. In such event, any SAR value shall be settled and paid to Participant as soon as practicable but in no event more than 60 days following the later of consummation of the Change in Control or the Participant’s Termination of Service giving rise to such vesting and exercise. Notwithstanding the foregoing, in the event Participant’s employment or service with the Company is terminated as set forth above in this Section 3.1(b) prior to stockholder adoption of the Required Plan Amendments, this SAR shall be immediately forfeited as of Participant’s termination of service and no payment shall be made under this Agreement or the Plan.

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(c) Notwithstanding the Grant Notice or the provisions of Sections 3.1(a) herein, in the event of Participant’s involuntary Termination of Service by the Company without Cause or Participant’s Termination of Service due to Good Reason following stockholder approval of the Required Plan Amendments but prior to the SAR Expiration Date, this SAR shall become vested and exercisable in full and shall be deemed to be automatically exercised as of the Participant’s Termination of Service date. In such event, any SAR value shall be settled and paid to Participant as soon as practicable but in no event more than sixty (60) days following a Participant’s Termination of Service. Notwithstanding the foregoing, in the event Participant’s employment or service with the Company is terminated as set forth above in this Section 3.1(c) prior to stockholder adoption of the Required Plan Amendments, this SAR shall be immediately forfeited as of Participant’s termination of service and no payment shall be made under this Agreement or the Plan.
(d)    Except as set forth in Section 3.1(b) or (c), unless otherwise determined by the Administrator or as set forth in a written employment agreement between Participant and the Company, any portion of the SARs that has not become vested and exercisable on or prior to the date of Participant’s Termination of Service shall be irrevocably forfeited on the date of Participant’s Termination of Service and shall not thereafter become vested or exercisable. In the event of Participant’s Termination of Service for Cause, this SAR shall in all cases be immediately and irrevocably forfeited in full. For the avoidance of doubt, this SAR shall be immediately and irrevocably forfeited and shall not provide for any payment under this Agreement or the Plan in the event of Participant’s Termination of Service or other vesting and exercise trigger established hereunder prior to stockholder approval of the Required Plan Amendments.
3.2     Duration of Exercisability. In no event shall the SARs remain exercisable beyond February 1, 2020. Once the SARs become unexercisable, they shall be immediately and irrevocably forfeited.
3.3    Expiration of SARs. Except as otherwise provided in Section 3.1(b) or (c) or otherwise determined by the Administrator or set forth in a written employment agreement between the Participant and the Company, the SARs may not be exercised except on the Expiration Date given the general, 100% cliff-vesting of the SARs herein. The SARs shall be automatically exercised to the extent of any value as of the Expiration Date if not previously vested and exercised on an accelerated basis hereunder and shall thereafter be deemed expired and canceled for all purposes.

ARTICLE IV.
EXERCISE
4.1     Person Eligible to Exercise. During the lifetime of Participant, only the Participant may exercise the SARs.
4.2     Partial Exercise. The SARs granted hereunder are not eligible for partial exercise or with respect to fractional shares given the lack of installment-based vesting.
4.3     Manner of Exercise. The SARs granted hereunder shall be exercised automatically upon the first vesting and exercise trigger established herein provided Participant makes appropriate arrangements with the Company for the delivery of any written representations or documents as may reasonably be required in the Administrator’s sole discretion to facilitate Participant’s net share withholding process set forth in Section 4.5(a) in order to comply with applicable tax withholding obligations or to otherwise effect compliance with Applicable Laws. Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which may be subject to change from time to time.

4.4     Time of Settlement. The shares of Common Stock or cash payable upon exercise of the SARs shall be provided to Participant within 60 days following the date of exercise of the SARs. Any such cash shall be payable in a lump sum. For the avoidance of doubt, in no event will any amount be paid to Participant upon exercise of the SARs awarded herein unless the Company’s stockholders have approved the Required Plan Amendments.

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4.5    Tax Withholding.
(a)    Notwithstanding any other provision of this Agreement or the Plan, the Company and its Subsidiaries have the authority to deduct or withhold an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. Accordingly, the Company and its Subsidiaries shall satisfy such tax withholding obligations by having the Company withhold a net number of shares of Common Stock issuable upon the exercise of the SARs having a then current Fair Market Value or, if the SARs are settled in cash, an amount of the cash payment made with respect to the SARs, in each case not exceeding the amount necessary to satisfy the withholding obligation of the Company and the Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes or such other rate as does not result in adverse accounting consequences for the Company. The Company and the Participant may make alternative arrangements to satisfy such withholding obligations as the Participant may consent to in the Participant’s sole discretion.
(b)    The Company shall not be obligated to deliver any cash or any certificate representing shares of Common Stock issuable with respect to the exercise of the SARs to, or to cause any such shares of Common Stock to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the SARs or any other taxable event related to the SARs; provided, however, that no payment shall be delayed under this Section 4.5(b) if such delay would result in a violation of Section 409A.
(c)    In accordance with Section 4.5(a) above, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Common Stock then issuable upon the exercise of the SARs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.5(c). In the event of any such broker-assisted sale of shares of Common Stock: (a) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (b) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or the Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
(e)    Participant is ultimately liable and responsible for all taxes owed in connection with the SARs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the SARs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the SARs or the subsequent sale of shares of Common Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure the SARs to reduce or eliminate Participant’s tax liability.
4.6     Conditions to Issuance of Shares. If the Administrator determines to settle any SARs in shares of Common Stock, the Company shall not be required to issue or deliver any shares of Common Stock upon the exercise of such SARs prior to fulfillment of all of the following conditions: (a) the admission of such shares of Common Stock to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any

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registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 4.5 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.
4.7     Rights as Shareholder. This Agreement shall not convey to the Participant nor any person claiming under or through Participant any of the rights or privileges of a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any of the Shares subject to the SARs unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment shall be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 13.2 of the Plan. Except as otherwise provided herein, if the Administrator determines to settle the SARs in Shares, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such shares.

ARTICLE V.
OTHER PROVISIONS
5.1     Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice, and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, or this Agreement.
5.2    Limited Transferability of SARs. The SARs shall be transferrable to Participant’s Permitted Transferees to the fullest extent permitted by Section 11.3 of the Plan and Applicable Law.
5.3     Adjustments. Unless otherwise limited by the terms of a Participant’s employment letter or agreement, the Administrator may accelerate the vesting of all or a portion of the SARs in such circumstances as the Administrator, in the Administrator’s sole discretion may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 13.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock) (and subject to the terms of Section 3.1(b) hereof), the Administrator may make such adjustments as the Administrator deems appropriate in the number of shares of Common Stock subject to the SARs, the exercise price of the SARs and the kind of securities that may be issued upon exercise of the SARs. Participant acknowledges that the SARs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.
5.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

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5.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the SARs are granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
5.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the SARs in any material way without the prior written consent of Participant.
5.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the SARs, the Grant Notice, the Foreign Appendix, if applicable, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.11    Not a Contract of Employment or Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an Employee, Director, Consultant or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and the Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5.12    Entire Agreement. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the applicable terms of any employment agreement between Participant and the Company constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company, the Subsidiaries and Participant with respect to the subject matter hereof.
5.13    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for

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this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A so long as such actions do not reduce the after-tax value of the Award to the Participant. Notwithstanding anything herein to the contrary, no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other person to the Company or any of its Subsidiaries, employees or agents.
5.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the SARs, and rights no greater than the right to receive shares of Common Stock or cash as a general unsecured creditor with respect to the SARs, as and when exercised pursuant to the terms hereof.
5.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

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